AMENDMENT NO. 2 TO DIRECTORS SERVICE AGREEMENT

B E T W E E N:

FRODE BOTNEVIK

of the City of Oslo

in Norway

(hereinafter referred to as the “Executive”)

- and -

ENHANCE SKIN PRODUCTS INC.

a corporation incorporated pursuant to the

laws of the State of Nevada

(hereinafter referred to as the “Corporation”)

WHEREAS the Corporation and Director are parties to a Director Service Agreement made effective August 1, 2015 and Amendment No. 1 to Director Service Agreement made effective March 21, 2016 (collectively the “Director Service Agreement”;

AND WHEREAS Corporation, Integumen Inc and Integumen Limited (“Integumen”) are parties to an Asset Purchase Agreement dated October 1, 2016 (“APA”) under which Integumen will assume certain obligations and liabilities of the Corporation;

AND WHEREAS the Corporation has adopted a plan of reorganisation, liquidation and dissolution (the “Plan”);

AND WHEREAS the parties hereto wish to amend the terms of the Directors Service Agreement with effect from October 1, 2016 (“Effective Date”);

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Section 2.01 of the Director Service Agreement, is amended by deleting it and replacing it with the following:

1.01	Remuneration:

(a)	For purposes of this Agreement:

(1)	Transaction Monies means all monies received, and the total amount of any other readily realizable cash equivalents or other assets received, by the Corporation or any of its affiliates from third parties, in respect of any debt financing, equity financing, sale of assets or royalty interest, licensing fees or any other similar funding method including in consequence of any merger or sale of all or part of the Corporation’s business.

(2)	Threshhold Funding means the receipt of Transactions Monies in aggregate of at least million United States dollars (US$1,000,000).

(b)	Subject to the provisions and conditions set out in this Section 2.01, the Corporation shall pay the Director a quarterly retainer of two thousand five hundred United States dollars (US$2,500) for up to twenty-five hours of Services per quarter, plus one hundred United States dollars ($100) per hour of Services provided in excess of twenty-five (25) hours per quarter for any special services specifically requested by Board during the period up to the date of dissolution of the Corporation under the APA and Plan. Director will seek prior approval from Integumen Limited before billing any hours beyond twenty-five (25) hours in any quarter and will provide an itemized statement of Services provided and time expended for any quarter Director claims fees in excess of twenty-five (25) hours per quarter.

(c)	Prior to receipt of Threshhold Funding, payments required to be made under this Section 2.01 shall be made as follows:

(1)	For the period August 1, 2015 to October 31, 2015 the Corporation shall pay the Director the sum of two thousand five hundred United States dollars (US$2,500) to be satisfied seventy percent (70%) in common shares of the Corporation at the price of $0.0018 and thirty percent (30%) in cash, all such payments to be made within 30 days of the receipt of Threshhold Funding.

(2)	For the period November 1, 2015 to January 31, 2016 the Corporation shall pay the Director for the value Services provided in that period to be satisfied seventy percent (70%) in common shares of Corporation at the price of $0.0018 and thirty percent (30%) in cash, all such payments to be made within 30 days of the receipt of Threshhold Funding.

(3)	For the period from February 1, 2016 the Corporation shall pay the Director for the value of Services provided in that period to be satisfied 70% in common shares of Corporation at a price calculated by dividing Transaction Monies received under the APA by the number of issued shares plus the unissued shares to be issued as a result of the conversion of debts owed under existing agreements as of the date of receipt of Transaction Monies under the APA, including debts owed under Section 2.01(d) (1) and (2) above, and 30% in cash, all such payments to be made within 30 days of the receipt of Threshhold Funding.

The Corporation’s obligation to make payments under this Section 2.01(c) is contingent upon the Corporation receiving Threshhold Funding by April 30, 2017.

(d) Once the Corporation has received Threshhold Funding all amounts due to the Director for Services provided from that date forward shall be satisfied 70% in common shares of Corporation at a price calculated by dividing Transaction Monies received under the APA by the number of issued shares plus the unissued shares to be issued as a result of the conversion of debts owed under existing agreements as of the date of receipt of Transaction Monies under the APA, including debts owed under Section 2.01(d) (1), (2) and (3) above and 30% in cash and shall be paid within five (5) business days of receipt of invoice from Consultant.

3.	Except as set out in this Amendment Agreement, the Directors Service Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is any conflict between any provision of this Amendment Agreement and the Directors Service Agreement, the terms of this Amendment Agreement shall prevail.

4.	This Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the State of Nevada and the courts of Nevada shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby. The Director and the Corporation hereby irrevocably attorn to the jurisdiction of the courts of Nevada.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed.

SIGNED, SEALED AND DELIVERED	)
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Frode Botnevik

ENHANCE SKIN PRODUCTS INC.

Per: Donald Nicholson, President & CEO